FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-04

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 05/14/25 12:16:20 UTC-4:00
Subject: WFCM 2025-5C4 - PUBLIC NEW ISSUE **STATUS**

WFCM 2025-5C4 - PUBLIC NEW ISSUE **STATUS**

$516.140MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

	Expected Ratings	Available		WAL	Principal	UW NOI		PX GUID
Class	(Fitch/Moody's/KBRA)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%	STATUS/AVAIL
A-1	AAAsf/Aaa(sf)/AAA(sf)	$4.006	30.000%	2.45	1–55	17.0%	42.9%	PREPLACED
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$150.000]	30.000%	[4.69]	[55-58]	17.0%	42.9%	A3-2BP \ ~4.5+x/6.8+x
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$253.091]	30.000%	[4.84]	[58-60]	17.0%	42.9%	100A / comb
A-S	AAAsf/A1(sf)/AAA(sf)	$58.156	20.000%	4.96	60–60	14.9%	49.0%	135A ~6.05x/7.8x
B	AA-sf/NR/AA-(sf)	$29.079	15.000%	4.96	60–60	14.0%	52.1%	175A ~7.4x/8.7x
C	A-sf/NR/A-(sf)	$21.808	11.250%	4.96	60–60	13.4%	54.4%	240A ~10.85x/13.8x SUBJ

*Sizes, WAL’s and Windows are subject to change as detailed in the Term Sheet

POOL BALANCE:	$581,567,144
NUMBER OF LOANS/PROPERTIES:	32 / 82
WA MORTGAGE INT. RATE:	6.7516%
WA CUT-OFF LTV:	61.3%
WA UW NCF DSCR:	1.63x
WA UW NOI DEBT YLD:	11.9%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	59.0%

LOAN SELLERS:	CREFI (31.3%), WFB (30.5%), LMF (23.4%), AREF2 (9.1%) AND JPMCB (5.7%)
TOP 5 STATES:	NY (37.6%), CA (17.0%), FL (10.9%), ID (8.2%), KY (6.7%)
TOP 5 PROPERTY TYPES:	MF (33.8%), OF (18.2%), RT (15.3%), HT (11.5%), MU (11.2%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Pentalpha Surveillance, LLC
INITIAL CONTROLLING CLASS REP:	RREF V - D AIV RR H, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	AVAILABLE
PRELIM PROSPECTUS:	AVAILABLE
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of May 12, 2025
ANTICIPATED SETTLEMENT:	May 29, 2025

THIRD PARTY PASSWORDS:

Bloomberg:

Dealname: WFCM 2025-5C4

Password: 20255C4

Trepp:

Dealname: WFCM 2025-5C4

Password: 20255C4

Intex:

Dealname: WFC255C4

Password: 7vl49ldd6ir92us1z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.